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                                                                    EXHIBIT 5.1

                            DUNN SWAN & CUNNINGHAM
                          A PROFESSIONAL CORPORATION

                      ATTORNEYS AND COUNSELLORS AT LAW
                              2800 OKLAHOMA TOWER               405.235.8318
                                210 PARK AVENUE            TELECOPY 405.235.9605
                     OKLAHOMA CITY, OKLAHOMA 73102-5604


                               December 20, 2001

Board of Directors
  of Precis, Inc.
2500 South McGee Drive, Suite 147
Norman, Oklahoma 73072

Lady and Gentlemen:

    We have acted as counsel to Precis, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 700,000 shares of common stock, $.01 par value per share (the "Common Stock") to be issued pursuant to exercise of stock options granted under the Precis, Inc. 1999 Stock Option Plan (the "Plan").

    The offering of the Common Stock is more fully described in that certain Registration Statement on Form S-8, filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

    For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed, considered and received such certificates, documents and materials as we deemed appropriate. In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies.

    The law bearing upon the matters addressed in this opinion letter is limited to the law of the United States and the law of Oklahoma.

    Based upon our examination and consideration of such documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

    1. The Company will be duly organized and existing under the laws of the State of Oklahoma;

    2. All of the issued and outstanding shares of the Common Stock of the Company will have been legally issued, will be fully paid and will not be liable to further call or assessment;

    3. The 700,000 shares of Common Stock to be sold by the Company pursuant to exercise of stock options granted under the Plan, will be legally issued, fully paid and will not be liable for further call or assessment; and

    4. The Board of Directors of the Company has duly approved the Plan and the Stock Option Committee which administers the Plan has duly approved the terms of the stock options granted under the Plan, and has authorized the execution and delivery of the Plan and the stock option agreements evidencing the stock option granted under the Plan. The Company has full power, authority and legal right to enter into the Plan and the stock purchase agreements evidencing the stock options granted under the Plan and to perform, deliver and consummate the transactions contemplated thereunder.

    In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto.

                                       Very truly yours,

                                       /s/ DUNN SWAN & CUNNINGHAM

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